Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2018 Results

First Quarter Highlights

•	Total Revenue Was $303 Million, Up 2 Percent
•	Operating Income Was Up 6 Percent
•	Diluted EPS Increased 25 Percent to $0.65; Non-GAAP EPS[1] Was Up 12 Percent to $0.77
•	Contract Awards Were $301 Million, Up 20 Percent; TTM Contract Awards Were $1.36 Billion for a Book-to-Bill of 1.1
•	Business Development Pipeline Was $4.4 Billion at Quarter-End and Continues to Increase

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.—May 2, 2018-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the first quarter ended March 31, 2018.

“First quarter revenue performance was consistent with our expectations, demonstrating the benefits of our balanced mix of clients and markets served. Operating margin improved, and our business development pipeline increased sequentially, following a strong quarter of contract awards,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“Revenue growth reflected higher year-on-year demand from both our government and commercial client sets, led by strong results from the commercial energy and international government markets and positive year-on-year growth in commercial marketing services. Operating income increased despite significant investments in capture and proposal activities around disaster recovery opportunities.

“At the end of the 2018 first quarter, our business development pipeline was $4.4 billion.  We are pleased that we are seeing opportunities where we can use our expertise on contracts funded by both the Federal Emergency Management

[1]

Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

Authority (FEMA) and the Department of Housing and Urban Development (HUD). These opportunities, as well as further clarity with respect to forthcoming RFPs from jurisdictions affected by Hurricanes Harvey, Irma and Maria, are expected to result in a considerable increase in our pipeline during this year’s second quarter,” Mr. Kesavan noted.

First Quarter 2018 Results

First quarter 2018 revenue was $302.8 million, a 2.2 percent increase from $296.3 million in the first quarter of 2017. Service revenue grew 1.9 percent year-over-year to $223.9 million. Net income was $12.4 million in the first quarter, up 22.0 percent from $10.2 million in the first quarter of 2017. Diluted earnings per share amounted to $0.65, a 25.0 percent increase from $0.52 per diluted share in the prior year period.

Non-GAAP EPS increased 11.6 percent year-on-year to $0.77 per share in the first quarter of 2018, from $0.69 in the year-ago quarter. EBITDA1 was $24.3 million, compared to $23.9 million in the first quarter of 2017. Adjusted EBITDA was $25.0 million compared to $25.6 million in last year’s first quarter. First quarter 2018 adjusted EBITDA margin was 11.1 percent of service revenue compared to 11.6 percent in the 2017 first quarter.

Backlog and New Business Awards

Total backlog was $1.96 billion at the end of the first quarter of 2018. Funded backlog was $1.05 billion, representing approximately half of the total backlog. The total value of contracts awarded in the 2018 first quarter was $301 million, up 20 percent year-on-year.

Government Business First Quarter 2018 Highlights

Revenue from government clients was $194.3 million, up 1.8 percent year-on-year.

•	U.S. federal government revenue was $133.5 million and accounted for 44 percent of total revenue, compared to 46 percent of total revenue in the first quarter of 2017.
•	U.S. state and local government revenue was $32.0 million and accounted for 10 percent of total revenue, similar to the year-ago period.
•	International government revenue was $28.8 million and accounted for 10 percent of total revenue, up from 7 percent in last year’s first quarter.

Key Government Contracts Awarded in the First Quarter

ICF was awarded more than 70 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments. The largest awards have an aggregate value of more than $95 million and are listed below:

•	Cybersecurity services: A recompete contract with the Social Security Administration to provide support for a smart card program.
•	Cybersecurity services: A task order with the U.S. Army Research Laboratory to perform full spectrum defensive cyber operations and research and development.
•	Technical assistance: Several cooperative agreements with the U.S. Department of Housing and Urban Development (HUD) to provide technical assistance services.
•

Program support: Two contracts with the U.S. General Services Administration (GSA) to support the Administration’s IT Modernization Plan, including development and implementation of IT Centers of Excellence for customer experience and analytics.

•	Substance abuse program support: Two contracts with the U.S. Substance Abuse and Mental Health Services Administration (SAMHSA) to provide web content management and support services.

•	Environment and planning services: A recompete contract with a state transportation department in the western U.S. to support development of environmental policies.
•

Program support: A recompete contract with the U.S. Department of Defense to provide training and outreach, system requirements development, user acceptance testing, analytics, monitoring and evaluation for a program website.

•	Program support: Two contract amendments with a western U.S. water authority to provide planning and execution assistance related to a water quality control program.

Select other government contract and task order wins with a value greater than $1 million included: expanded survey support services for the New York State Department of Health; program support services for the Federal Highway Administration; additional environmental and planning services for a transit authority in the western U.S.; biological monitoring for a western U.S. regional water authority; technical support services for a state energy administration; additional support to FEMA for response efforts related to Hurricanes Harvey and Irma; DevOps and analytics services for the U.S. Citizenship and Immigration Services; environmental and planning services for a California port authority; and survey services in support of two state health departments for the U.S. Centers for Disease Control.

Commercial Business First Quarter 2018 Highlights

•	Commercial revenue was $108.4 million, 2.9 percent above the $105.4 million reported in last year’s first quarter.
•	Energy markets, which includes energy efficiency programs for utilities, represented 48 percent of commercial revenue. Marketing services accounted for 43 percent of commercial revenues.

Key Commercial Contracts Awarded in the First Quarter

Commercial sales were $126 million in the first quarter of 2018, and ICF was awarded more than 700 commercial projects globally during the period.

The Energy Markets contracts below have an aggregate value of over $30 million:

•	A contract with a North American energy agency to support expansion of its energy efficiency program implementation.
•	Multiple purchase orders with a midwestern U.S. utility to support its demand side management program.
•	Contracts with an eastern U.S. utility to support its residential and small business energy efficiency programs.
•	A contract with a southwestern U.S. utility to support its residential air conditioning program.
•	A contract with a southeastern U.S. utility to support the implementation of a beneficial electrification program.
•	A contract with a southeastern U.S. utility to support its residential and commercial/industrial energy efficiency programs.
•	A contract with a statewide energy efficiency and renewable resource program to support its ENERGY STAR retail product platform programs.

The Marketing Services contracts below have an aggregate value of over $30 million:

•	A retainer with a major U.S. rail transport system to provide ongoing loyalty program support.
•	Multiple task orders with a national beverage company to provide public relations services.
•	Retainer and multiple task orders with a manufacturer of flooring care products to provide marketing services.
•	Retainers with a confectionery manufacturer to provide marketing services.
•	Retainer and contract with a financial services company to provide loyalty, creative and strategic services for its credit card program.
•	Multiple task orders with a food company to provide public relations services for a number of its products.
•	A recompete contract and paid media add-ons with a nationwide health insurer to support its Medicaid and other marketing programs.
•	A contract with a chemical conglomerate to provide digital services.

Other commercial contract wins with a value of at least $1 million included: environment and planning services for a western U.S. utility; digital services for two U.S. health insurance providers; communications services for a financial services company; public relations services for a consumer products company; strategy and creative for an organization promoting the boating lifestyle; digital services for a nationwide mortgage company; public relations retainer for a U.S. confectionery company; support for the implementation of an energy efficiency program for new homes for a southwestern U.S. utility; and loyalty creative services for a hotel group.

Dividend Payment

ICF has declared a quarterly cash dividend of $0.14 per share, payable on July 16, 2018 to shareholders of record on June 8, 2018.

Summary and Outlook

“First quarter results and our business outlook underpin our confidence in ICF’s growth prospects.

“For 2018, we reaffirm our current guidance of GAAP earnings per diluted share in the range of $3.25 to $3.45, exclusive of any special charges, on total revenue of $1.245 billion to $1.285 billion. The midpoint of our total revenue guidance is equivalent to 2.9 percent growth, which equates to approximately 4 percent growth in service revenue. The midpoint of our diluted EPS guidance reflects an estimated year-on-year increase of 16.7 percent, after normalizing 2017 EPS for the impact of the Tax Cuts and Jobs Act of 2017. Non-GAAP diluted EPS is expected to range from $3.60 to $3.80. Per-share guidance is based on a weighted average number of shares outstanding of 19.1 million.  Operating cash flow is expected to be in the range of $100 million to $110 million.

“Full year 2018 guidance continues to contemplate no significant benefit from the increase in appropriations for federal civilian agencies included in the two-year federal government budget, given the time it takes for funds to become available to the agencies and departments.  Similarly, this year’s guidance does not include any significant new disaster recovery-related contract wins that might occur,” concluded Mr. Kesavan.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 5,000 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2018	2017
	(Unaudited)
Revenue	$302,780	$296,295
Direct costs	188,826	183,607
Operating costs and expenses:
Indirect and selling expenses	89,659	88,802
Depreciation and amortization	4,469	4,519
Amortization of intangible assets	2,244	2,734
Total operating costs and expenses	96,372	96,055

Operating income	17,582	16,633
Interest expense	(1,666)	(1,951)
Other income	104	109
Income before income taxes	16,020	14,791
Provision for income taxes	3,603	4,614
Net income	$12,417	$10,177

Earnings per Share:
Basic	$0.67	$0.54
Diluted	$0.65	$0.52

Weighted-average Shares:
Basic	18,670	18,972
Diluted	19,158	19,423

Other comprehensive income, net of tax	1,609	372
Comprehensive income, net of tax	$14,026	$10,549

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts) (2)

	Three months ended
	March 31,
	2018	2017
	(Unaudited)
Reconciliation of Service Revenue
Revenue	$302,780	$296,295
Subcontractor and other direct costs(3)	(78,882)	(76,534)
Service revenue	$223,898	$219,761

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$12,417	$10,177
Other income	(104)	(109)
Interest expense	1,666	1,951
Provision for income taxes	3,603	4,614
Depreciation and amortization	6,713	7,253
EBITDA	24,295	23,886
Acquisition-related expenses(4)	2	—
Special charges related to severance for staff realignment(5)	655	—
Special charges related to office closures(6)	—	1,698
Total special charges and adjustments	657	1,698
Adjusted EBITDA	$24,952	$25,584

EBITDA Margin Percent on Revenue(7)	8.0%	8.1%
EBITDA Margin Percent on Service Revenue(7)	10.9%	10.9%
Adjusted EBITDA Margin Percent on Revenue(7)	8.2%	8.6%
Adjusted EBITDA Margin Percent on Service Revenue(7)	11.1%	11.6%

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.65	$0.52
Special charges related to severance for staff realignment	0.03	—
Special charges related to office closures	—	0.10
Amortization of intangibles	0.12	0.14
Income tax effects on amortization, special charges, and adjustments(8)	(0.03)	(0.07)
Non-GAAP EPS	$0.77	$0.69

(2)

These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3)	Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.
(4)	Acquisition-related expenses related to closed acquisitions consisting primarily of consultant and other outside third-party costs.
(5)

Special charges related to severance for staff realignment: These costs are mainly due to either involuntary employee termination benefits for Company officers who have been terminated as part of a consolidation or reduction in operations, or collective termination benefits of an identifiable group of employees terminated as part of a discontinued service offering.

(6)

Special charges related to office closures: These costs are exit costs associated with terminated leases or full office closures. These exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will either continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(7)	EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.
(8)	Income tax effects were calculated using an effective U.S. GAAP tax rate of 22.5% and 31.2% for the first quarter of fiscal year 2018 and 2017, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$19,292	$11,809
Contract receivables, net	167,170	168,318
Contract assets	128,522	123,197
Prepaid expenses and other assets	15,010	11,327
Income tax receivable	7,008	5,596
Restricted cash - current	—	11,191
Total Current Assets	337,002	331,438
Property and Equipment, net	37,260	38,052
Other Assets:
Goodwill	694,338	686,108
Other intangible assets, net	35,861	35,304
Restricted cash - non-current	1,273	1,266
Other assets	21,287	18,087
Total Assets	$1,127,021	$1,110,255

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$68,601	$75,074
Contract liabilities	32,281	38,571
Accrued salaries and benefits	46,542	45,645
Accrued subcontractors and other direct costs	34,711	47,508
Accrued expenses and other current liabilities	25,069	17,572
Total Current Liabilities	207,204	224,370
Long-term Liabilities:
Long-term debt	231,490	206,250
Deferred rent	13,955	15,119
Deferred income taxes	36,386	33,351
Other	15,485	15,135
Total Liabilities	504,520	494,225

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,279,727 and 22,019,315 shares issued as of March 31, 2018 and December 31, 2017, respectively; 18,767,066 and 18,661,801 shares outstanding as of March 31, 2018 and December 31, 2017, respectively	22	22
Additional paid-in capital	311,941	307,821
Retained earnings	445,375	434,766
Treasury stock	(130,578)	(121,540)
Accumulated other comprehensive loss	(4,259)	(5,039)
Total Stockholders’ Equity	622,501	616,030
Total Liabilities and Stockholders’ Equity	$1,127,021	$1,110,255

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$12,417	$10,177
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Non-cash equity compensation	2,388	2,618
Depreciation and amortization	6,712	7,253
Facilities consolidation reserve	(64)	1,747
Deferred taxes and other adjustments, net	2,866	5,944
Changes in operating assets and liabilities:
Contract assets and liabilities	(11,413)	(2,926)
Contract receivables, net	3,319	3,814
Prepaid expenses and other assets	(5,107)	(2,170)
Accounts payable	(6,942)	(16,583)
Accrued salaries and benefits	834	6,058
Accrued subcontractors and other direct costs	(13,540)	(2,699)
Accrued expenses and other current liabilities	4,457	(6,352)
Income tax receivable and payable	(2,120)	(1,475)
Other liabilities	346	696
Net Cash (Used in) Provided by Operating Activities	(5,847)	6,102

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(3,236)	(2,571)
Payments for business acquisitions, net of cash received	(11,835)	(91)
Net Cash Used in Investing Activities	(15,071)	(2,662)

Cash Flows from Financing Activities
Advances from working capital facilities	138,240	127,179
Payments on working capital facilities	(112,999)	(110,725)
Payments on capital expenditure obligations	(814)	(1,454)
Debt issue costs	(21)	—
Proceeds from exercise of options	1,800	2,095
Net payments for stockholder issuances and buybacks	(9,109)	(19,014)
Net Cash Provided by (Used in) Financing Activities	17,097	(1,919)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	120	48

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(3,701)	1,569
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	24,266	7,885
Cash, Cash Equivalents, and Restricted Cash, End of Period	$20,565	$9,454

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$1,596	$1,988
Income taxes	$615	$1,296

ICF International, Inc. and Subsidiaries

Supplemental Schedule (9)

Revenue by client markets	Three Months Ended
	March 31, 2018
	2018	2017
Energy, environment, and infrastructure	41%	40%
Health, education, and social programs	41%	42%
Safety and security	8%	8%
Consumer and financial	10%	10%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31, 2018
	2018	2017
U.S. federal government	44%	46%
U.S. state and local government	10%	11%
International government	10%	7%
Government	64%	64%
Commercial	36%	36%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31, 2018
	2018	2017
Fixed-price	40%	39%
Time-and-materials	41%	43%
Cost-based	19%	18%
Total	100%	100%

(9)

As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. The key markets metric provides insight into the breadth of our expertise while the client type metric is an indicator of the diversity of our client base.